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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated December 18, 2000)         File No. 333-32586

                         125,000 SHARES OF COMMON STOCK

               WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK

                          HOMESEEKERS.COM, INCORPORATED

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         We are offering all of the 125,000 shares of our common stock and warrants to purchase 50,000 shares of our common stock being offered by this prospectus. Our common stock is quoted on the Nasdaq SmallCapMarket under the symbol "HMSK." On May 23, 2001, the last reported sale price of the common stock on the Nasdaq SmallCapMarket was $0.47 per share.

         Larry Goldstein has purchased 40,000 shares of our common stock for consideration of $16,000 and warrants to purchase 16,000 shares of our common stock at an exercise price of $0.40 per share, which warrants will expire on May 24, 2006. Ralph Cotton has purchased 25,000 shares of our common stock for consideration of $10,000 and warrants to purchase 10,000 shares of our common stock at an exercise price of $0.40 per share, which warrants will expire on May 24, 2006. Douglas Walliser has purchased 60,000 shares of our common stock for consideration of $24,000 and warrants to purchase 24,000 shares of our common stock at an exercise price of $0.40 per share, which warrants will expire on May 24, 2006. Collectively, these individuals are referred to as the "Purchasers". We delivered the shares against payment in Reno, Nevada on or about May 24, 2001.

         SEE "RISK FACTORS" ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR VARIOUS RISKS YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SECURITIES.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 13, 2001.



         We have not authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the attached prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of any securities other than the 125,000 shares of our common stock and warrants to purchase 50,000 shares of our common stock. This prospectus supplement is part of, and you must read it in addition to, the attached prospectus dated December 18, 2000. You should assume that the information appearing in this prospectus supplement and the attached prospectus, as well as the information incorporated by reference, is accurate as of the date in the front cover of this prospectus supplement only.

         The distribution of this prospectus supplement and the attached prospectus, and the offering of the common stock, may be restricted by law in some jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized nor in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

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                                 USE OF PROCEEDS

         We received net proceeds from the sale of the securities offered by us, before deducting estimated offering expenses of $5,000 payable by us, of approximately $50,000. We intend to use all of the net proceeds from this sale of securities to fund general corporate purposes.

                              PLAN OF DISTRIBUTION

         Subject to the terms and conditions set forth in Subscription Agreements dated May 23, 2001 between us and the Purchasers, we have sold to the Purchasers, and the Purchasers have purchased from us, 125,000 shares of our common stock at a price of $0.40 per share and warrants to purchase 50,000 shares of our common stock at an exercise price of $0.40 per share, which warrants will expire on May 24, 2006.

         The Purchasers have advised us that they are not acting as an underwriter, placement agent, broker or dealer in connection with their acquisition of our common stock and warrants, and that they are purchasing our common stock and warrants for their own account and not with a view to distribution.

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